Exhibit 99
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

For Immediate Release
Axalta Coating Systems Announces $625 Million Increase to its Share Repurchase Program Authorization
PHILADELPHIA, PA, April 21, 2021 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, today announced that its Board of Directors authorized an increase in its common share repurchase program of $625 million, bringing the total size of the program to $1.3 billion, of which Axalta has already purchased approximately $500 million. Axalta expects that share repurchases will continue to be made from time to time in the open market or through privately negotiated transactions, or otherwise, subject to applicable laws, regulations and approvals. The pace of repurchase activity will be subject to the discretion of Axalta, and will be based upon market conditions and other capital allocation decisions, while incorporating key factors including cash balances and needs of the business, cash flow from operations, stock price and acquisition opportunities. There is no expiration date on the share repurchase program.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including those relating to the timing, amount or pace of any future share repurchases. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause cash flow and cash needs, stock price and acquisition opportunities, as well as applicable laws, regulations and approvals and market conditions, to differ materially. More information on potential factors that could affect Axalta is available in "Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within Axalta's most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.
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